Exhibit 99

INFORMATION
3471 River Hills Drive, Cincinnati, Ohio 45244

For Immediate Release
November 15, 2006
Contact: 513.271.3700
John A. Kraeutler

MERIDIAN BIOSCIENCE REPORTS RECORD FISCAL 2006 OPERATING RESULTS,
INCREASES REGULAR CASH DIVIDEND RATE, AND REAFFIRMS GUIDANCE

GENERAL HIGHLIGHTS

Meridian Bioscience, Inc., Cincinnati, Ohio (NASDAQ: VIVO) today:

•	reported record fiscal 2006 net sales of $108.4 million and record diluted earnings per share of $0.68, respective increases of 17% and 31% over the prior fiscal year;

•	reported record fourth quarter fiscal 2006 net sales of $28.7 million and diluted earnings per share of $0.18, respective increases of 15% and 20% over the same period of the prior fiscal year;

•	declared the regular quarterly cash dividend of $0.115 per share for the fourth quarter of fiscal 2006;

•	announced a 39% increase in the annual indicated cash dividend for fiscal 2007 from $0.46 to $0.64 per share; and

•	reaffirmed its fiscal 2007 guidance of per share diluted earnings between $0.83 and $0.87 on net sales of between $118 million and $123 million.

FINANCIAL HIGHLIGHTS (UNAUDITED)
In Thousands, Except per Share Data

	Three Months Ended September 30			Fiscal Year Ended September 30
	2006	2005	% Change	2006	2005	% Change
Net Sales	$28,650	$25,016	15%	$108,413	$92,965	17%
Operating Income	6,841	5,843	17%	26,881	20,216	33%
Net Earnings	4,778	3,761	27%	18,325	12,565	46%
Earnings per Share (diluted)	$0.18	$0.15	20%	$0.68	$0.52	31%

	Sept. 30, 2006	Sept. 30, 2005
Cash and short-term investments	$40,348	$33,085
Working Capital	60,552	50,369
Long-term Debt Obligations	1,803	2,684
Shareholders’ Equity	94,777	83,768
Total Assets	120,955	110,569

FOURTH QUARTER OPERATING RESULTS

Net sales for the fourth quarter of fiscal 2006 were $28,650,000 as compared to $25,016,000 for the same period of the prior fiscal year, an increase of $3,634,000 or 15%. Net earnings for the fourth quarter ended September 30, 2006, were $4,778,000 or $0.18 per diluted share, up 27% and 20%, respectively over the fourth quarter of fiscal 2005. Diluted common shares outstanding for the fourth quarters of fiscal 2006 and 2005 were 26,787,000 and 24,916,000 respectively.

FISCAL YEAR 2006 OPERATING RESULTS

Net sales for fiscal 2006 were $108,413,000 as compared to $92,965,000 for fiscal 2005, an increase of $15,448,000 or 17%. Net earnings for fiscal 2006 were $18,325,000 or $0.68 per diluted share, compared to $12,565,000 or $0.52 per diluted share, up 46% and 31% respectively over the prior fiscal year. Diluted common shares outstanding for fiscal 2006 and 2005 were 26,776,000 and 24,104,000, respectively.

CASH DIVIDEND MATTERS

The Board of Directors declared the regular quarterly cash dividend of $0.115 per share for the fourth quarter ended September 30, 2006. The dividend is of record November 27, 2006 and payable December 4, 2006. The Board of Directors decided to increase the indicated regular quarterly cash dividend rate to $0.64 per share for fiscal 2007. This annual indicated dividend rate of $0.64 per share represents a 39% increase over the fiscal 2006 rate of $0.46 per share. Meridian has now increased its regular cash dividend rate fifteen times since it established a regular dividend in 1991. Guided by the Company’s policy of setting a payout ratio of between 75% and 85% of each fiscal year’s expected net earnings, the actual declaration and amount of dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings, cash flow requirements and future business developments, including acquisitions.

FISCAL 2007 GUIDANCE REAFFIRMED

For the fiscal year ending September 30, 2007, management expects net sales to be in the range of $118 million to $123 million and per share diluted earnings to be between $0.83 and $0.87. The per share estimates assume an increase in average shares outstanding from approximately 26.8 million at fiscal 2006 year end to 27.0 million at fiscal 2007 year end. The sales and earnings guidance provided in this press release does not include the impact of any acquisitions the Company might complete during fiscal 2007.

FINANCIAL CONDITION

The Company’s financial condition is sound. At September 30, 2006, current assets were $81,169,000 compared to current liabilities of $20,617,000, thereby producing working capital of $60,552,000 and a current ratio of 3.9. Cash and short-term investments were $40,348,000 and the Company had borrowing capacity of $22,500,000 under its commercial bank credit facility. Long-term debt obligations were $1,803,000 compared to shareholders’ equity of $94,777,000.

FOURTH QUARTER AND FISCAL 2006 (UNAUDITED) RESULTS
SUMMARY FINANCIAL DATA (UNAUDITED)
(In Thousands, Except per Share Data)

	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2006	2005	2006	2005
Net sales	$28,650	$25,016	$108,413	$92,965
Cost of goods sold	12,064	10,511	43,742	38,184
Gross profit	16,586	14,505	64,671	54,781

Operating expenses -
Research and development	1,166	982	4,799	3,866
Sales and marketing	4,304	3,976	16,530	14,995
General and administrative	4,275	3,704	16,461	15,704
Total operating expenses	9,745	8,662	37,790	34,565

Operating income	6,841	5,843	26,881	20,216
Other income (expense), net	365	(75)	1,172	(620)
Income before income taxes	7,206	5,768	28,053	19,596
Income tax provision	2,428	2,007	9,728	7,031
Net earnings	$4,778	$3,761	$18,325	$12,565

Net earnings per basic common share	$0.18	$0.16	$0.70	$0.54
Basic common shares outstanding	26,128	24,240	26,088	23,474

Net earnings per diluted common share	$0.18	$0.15	$0.68	$0.52
Diluted common shares outstanding	26,787	24,916	26,776	24,104

The following table sets forth the unaudited operating segment data for the interim and annual periods in fiscal 2006 and fiscal 2005 (in thousands).

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2006	2005	2006	2005
Net sales
U.S. Diagnostics	$17,182	$13,450	$65,721	$53,485
European Diagnostics	4,987	4,013	19,828	17,818
Life Science	6,481	7,553	22,864	21,662
	$28,650	$25,016	$108,413	$92,965
Operating Income
U.S. Diagnostics	$5,110	$3,706	$20,169	$13,655
European Diagnostics	980	330	3,540	2,315
Life Science	640	1,594	3,131	4,142
Eliminations	111	213	41	104
	$6,841	$5,843	$26,881	$20,216

COMPANY COMMENTS

John A. Kraeutler, President and Chief Operating Officer, said, “The momentum that we have built this year continued to strengthen throughout the fourth quarter, as demonstrated by organic sales growth of 15% and net earnings growth of 27%. Diagnostics growth was driven by sales of our broad portfolio of tests for hospital acquired infections caused by C. difficile, led by our flagship brand ImmunoCard® Toxins A & B. This pathogen continues to become more dangerous, especially for patients receiving antibiotics, as emerging highly toxic bacterial strains are reported with greater frequency. In addition, sales of tests for upper respiratory disease grew as laboratories began to prepare for cough and cold season. In the diagnosis and treatment of H. pylori, the primary cause of peptic ulcers, our efforts with managed care networks in promoting a rapid test and treat strategy began to payoff. To date, several large managed care groups have initiated steps to eliminate reimbursement for unreliable H. pylori antibody tests in favor of direct methods such as Meridian’s HpSA tests. This will result in better patient care plus better healthcare economics. With regard to our life science business, we completed an important manufacturing project for a biotech partner and realigned our sales teams to maximize revenue growth in 2007.

In preparation for growth in 2007 and beyond, we signed a collaboration agreement with Merck KGaA for a line of diagnostic tests to rapidly detect enteric pathogens. In addition, we have secured the rights to the “LAMP” molecular diagnostic technology via our agreement with Eiken Chemical Company. This technology will be key in our development of highly sensitive and specific tests for the future growth of Meridian Bioscience, Inc. We are optimistic that our momentum will continue and we look forward to another strong performance in 2007.”

William J. Motto, Chairman and Chief Executive Officer, said, "Fiscal 2006 was another record year of double-digit growth in sales and earnings. It was also a further demonstration of the highly favorable operating leverage of the business with gross profit and operating income margins of 60% and 25%, respectively. With our strong balance sheet and positive cash flow we are actively exploring additive growth through carefully selected acquisitions. Once again, we have increased the regular cash dividend - our fifteenth increase since we established our cash dividend policy in 1991. During the past five years, we have increased our indicated annual dividend rate from $0.18 to $0.64 per share, an increase of 256%. We will continue to execute our plan of building shareholder value through higher sales, earnings, cash flow, and cash dividends while maintaining a sound financial condition. We look forward with confidence to another record setting year."

FORWARD LOOKING STATEMENTS
The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements accompanied by meaningful cautionary statements. Except for historical information, this report contains forward-looking statements which may be identified by words such as “estimates”, “anticipates”, “projects”, “plans”, “seeks”, “may”, “will”, “expects”, “intends”, “believes”, “should” and similar expressions or the negative versions thereof and which also may be identified by their context. Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made. The Company assumes no obligation to publicly update any forward-looking statements. These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially, including, without limitation, the following: Meridian’s continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian’s competition. While Meridian has introduced a number of internally developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis. Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution. Costs and difficulties in complying with laws and regulations administered by the United States Food and Drug Administration can result in unanticipated expenses and delays and interruptions to the sale of new and existing products. Changes in the relative strength or weakness of the U.S. dollar can change expected results. One of Meridian’s main growth strategies is the acquisition of companies and product lines. There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses successfully integrated into Meridian’s operations.

Meridian is a fully integrated life science company that manufactures, markets and distributes a broad range of innovative diagnostic test kits, purified reagents and related products and offers biopharmaceutical enabling technologies. Utilizing a variety of methods, these diagnostic products and tests provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as gastrointestinal, viral, urinary and respiratory infections. Meridian diagnostic products are used outside of the human body and require little or no special equipment. The Company's products are designed to enhance patient well-being while reducing the total outcome costs of healthcare. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections, serology, parasitology and fungal disease diagnosis. In addition, Meridian is a supplier of rare reagents, specialty biologicals and related technologies used by major diagnostics manufacturers and biopharmaceutical companies. The Company markets its products and technologies to hospitals, reference laboratories, research centers, veterinary testing centers, physician offices, diagnostics manufacturers and biotech companies in more than 60 countries around the world. The Company’s shares are traded through Nasdaq's National Market, symbol VIVO. Meridian's website address is www.meridianbioscience.com.

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